Exhibit 10.22

2564 Brunswick Pike Lawrenceville, NJ 08648 TEL: 609-883-9000 TOLL FREE: 877-628-2480 FAX: 609-883-9008 www.bp-cpas.com	Offices in: LAWRENCEVILLE OCEAN TOWNSHIP

Mr. Michael McCarthy
NXT Nutritionals, Inc.
56 Jackson Street
Holyoke, MA 01040

Mr. Michael McCarthy:

It was a pleasure meeting with you to review the accounting and tax needs of your organization. We look forward to assisting you with this exciting venture and we offer this proposal for services from our firm.

In order to document the understanding between us as to the scope of the work that Bartolomei Pucciarelli, LLC will perform, we are entering into this Agreement with NXT Nutritionals, Inc (the "Company"). To avoid any misunderstandings, this Agreement defines the services we will perform for you as well as your responsibilities under this Agreement.

INITIAL SERVICES

1)
Bartolomei Pucciarelli, LLC ("We") will provide QuickBooks training and support to your team members. We will review the programs many functions as well as review the proper accounting for the transactions that have been entered to date. We will also review the general ledger account balances as of September 30, 2008 and record any necessary adjustments to ensure that they agree to the amounts provided by your audit firm.

These services will provide you with the peace of mind that your team is utilizing the program to its fullest potential and that your opening balances as of your last review are accurate.

2)
We will review your audited financial statements as of December 31, 2007 and 2006 and your financial statements for the period ended September 30, 2008. We will accumulate a permanent file for all pertinent transactions and agreements that have been entered into. We will obtain and review all supporting schedules for material transactions prepared by your former outsourced CFO. We will need to obtain an understanding of the accounting treatment used to properly roll these schedules forward for continued audit support.

3)	We will create a financial statement template for NXT Nutritionals which will include the recapitalization of Healthy Dairy, LLC.

QUARTERLY/ANNUAL SERVICES

•
We will begin each quarterly and annual engagement under the understanding that the Company has entered all pertinent cash and credit card transactions into the accounting system. We also expect that the Company has reconciled all bank and credit card accounts.

•
We will review your general ledger on a quarterly basis and propose any necessary adjustments in order to bring the account balances in agreement with subsidiary ledgers. We will also prepare supporting schedules for each significant account balance so that your audit firm can render a "review" opinion on the quarterly financial statements, or an "audit" opinion on your annual financial statements.

•	We will assist you with preparing your quarterly (or annual) financial statements including the accompanying disclosures. We will coordinate this effort with you and your outside auditor.

•
We will assist with the preparation of your quarterly and annual SEC filings as well as any interim filings that may be necessary throughout the year. We will prepare these filings, review them with you, your audit firm and corporate counsel and then transmit them to the SEC within the specified time frame.

•	At your request we will be available for conference calls with management and your Board of Directors.

The above services will give you access to a CFO and supporting team without employing these individuals on a full time basis. The experience that our team will bring to this engagement is extremely diverse and experienced in this type of engagement. These qualities will undoubtedly benefit your Company.

PRICING

We will perform the Initial Services preliminarily set to be performed February 16, 2009 through February 20, 2009 for a fixed price of $7,000 payable upon completion of the set-up phase. The Company will also be billed for travel and other out-of -pocket costs such as report production, postage, etc.

We will perform the quarterly and annual services for a fixed price of $39,000 payable in monthly quarterly installments of $3,250, commencing February 2009. The Company will also be billed for travel and other out-of -pocket costs such as report production, postage, etc.

The quarterly and annual services are budgeted as follows:

Quarterly Services/Filings	between	$8,000 per quarter
Annual Services/Filings	between	$15,000 per annum

In addition, the Company is requesting David Briones to sign-off on each Quarterly Report on Form 10-Q and the Annual Report on Form 10-K as the Company's Chief Financial Officer. We request that Mr. Briones be included on the Directors and Officers Liability Insurance coverage. We also request the following stock compensation for the added risk that goes with signing off as an officer of the Company:

The Company shall grant Mr. Briones 200,000 shares of the Company's common stock, payable in quarterly installments of 25,000 common shares per quarter (delivered on March 31, June 30, September 30, and December 31) over the course of two years. If the Company enters a material definitive agreement to sell the Company, Mr. Briones will immediately vest into the remaining shares outstanding of this above 200,000 share agreement.

Please note that additional work for registration statements, due diligence reviews for potential acquisitions, other Form 8-K filings, analysis for additional debt and equity raises, and additional travel for attendance in person at Board of Director meetings are not included in the above estimate. Engagements such as these will require an additional engagement letter and pricing scheme.

We will also issue a separate engagement letter for tax services.

In accordance with our usual procedures, we will present invoices on a monthly basis with payments due upon receipt. We reserve the right to suspend services whenever an invoice remains unpaid for more than 60 days.

Unanticipated Services

The parties agree that if an unanticipated need arises (such as, but not limited to, an audit by a taxing agency, or any other exogenous service not anticipated in this agreement by the parties), Bartolomei Pucciarelli, LLC hereby agrees to perform this additional work at a mutually agreed upon price before the service is provided. This service will be billed separately to the Company, as part of a Change Order, and will be payable upon terms mutually agreed to.

Fraud or Illegal Acts

It is understood that the services described above are not designed to detect fraud or defalcation. However, if during the course of our work we become aware (or suspect) fraud, defalcation or illegal acts by any of the employees or agents of NXT Nutritionals, Inc., we will advise you accordingly. If you wish us to pursue the issue or investigate further, we will provide you with a change order for those services.

Dispute Resolution

If any dispute arises among the parties, they agree to try first in good faith to settle the dispute by mediation administered by the American Arbitration Association (AAA) under its Commercial Mediation Rules. All unresolved disputes shall then be decided by final and binding arbitration in accordance with the Commercial Arbitration Rules of the AAA. Fees charged by any mediators, arbitrators, or the AAA shall be shared equally by all parties. In agreeing to arbitration, we both acknowledge that in the event of a dispute over fees, each of us is giving up the right to have the dispute decided in a court of law before a judge or jury and instead we are accepting the use of arbitration for resolution.

It is understood that either party may terminate this Agreement at any time, for any reason, within 10 days of written notice to the other party. It is understood that any unpaid services that are outstanding at the date of termination are to be paid in full within 10 days from the date of termination.

In accordance with our firm procedures, we require a retainer in the amount of $7,500 in order to commence our services. This retainer will be held and utilized against our final invoice presented upon completion of the engagement.

We would like to take this opportunity to express our appreciation for the opportunity to offer our services to your organization.

Very truly yours,

/s/ Bartolomei Pucciarelli, LLC

Response:

This letter correctly sets forth the understanding of NXT Nutritionals, Inc.:

/s/ Michael McCarthy
Mr. Michael McCarthy
President and Chief Executive Officer

2/9/09
Date